UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2010

RAPTOR PHARMACEUTICAL CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-25571	86-0883978
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

9 Commercial Blvd., Suite 200, Novato, California	94949
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(415) 382-8111

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

    On November 22, 2010, the board of directors of Raptor Pharmaceutical Corp. (the “Company”) approved and awarded stock options in accordance with its 2010 Stock Incentive Plan to purchase shares of its common stock to each of its employees and directors, including Christopher M. Starr, Ph.D., the Company’s Chief Executive Officer and a member of its board of directors; Kim R. Tsuchimoto, the Company’s Chief Financial Officer, Secretary and Treasurer; Todd C. Zankel, Ph.D., the Company’s Chief Scientific Officer; Ted Daley, President of Raptor Therapeutics Inc., the Company’s wholly-owned subsidiary; and Patrice P. Rioux, M.D., Ph.D., Chief Medical Officer of Raptor Therapeutics Inc. Dr. Starr was granted an option to purchase 345,054 shares of the Company’s common stock, Dr. Zankel was granted an option to purchase 87,345 shares of the Company’s common stock, and Ms. Tsuchimoto, Mr. Daley and Dr. Rioux were each granted an option to purchase 113,616 shares of the Company’s common stock. Also, the members of the Company’s board of directors, other than Dr. Starr, were each granted options to purchase 90,000 shares of the Company’s common stock. All of the options were granted pursuant to and are subject to the terms of the Company’s 2010 Stock Incentive Plan and have an exercise price of $3.54, the closing price of the Company’s common stock on November 19, 2010. Twenty-five percent (25%) of the shares subject to each option grant were vested immediately upon issuance, and the remaining seventy-five percent (75%) of the shares subject to each option grant will vest pro rata on a monthly basis over 36 months commencing on December 22, 2010.

    The foregoing description of the option grants is qualified in its entirety by reference to the Company’s 2010 Stock Incentive Plan and the form of Award Agreement under the 2010 Stock Incentive Plan, each filed as an exhibit to the Company’s Registration Statement on Form S-8, filed with the Securities and Exchange Commission on May 14, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAPTOR PHARMACEUTICAL CORP.
Date: November 24, 2010	By: /s/ Kim R. Tsuchimoto Name: Kim R. Tsuchimoto Title: Chief Financial Officer, Treasurer and Secretary